Exhibit 99.1

Contact:
Ed Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Declares 2-For-1 Stock Split

ST. LOUIS, May 23, 2007—Express Scripts, Inc. (NASD: ESRX) today announced that its Board of Directors has approved a two-for-one stock split to be effected in the form of a stock dividend. The stock split is for shareholders of record as of June 8, 2007, and will be effective on or about June 22, 2007.

“Our stock split reflects the successful execution of our business model, which is built around the alignment of interests with plan sponsors and patients,” stated George Paz, president, chief executive officer and chairman. “Alignment means that both Express Scripts and plan sponsors benefit when patients use more generics, utilize our cost-effective Home Delivery services, and take advantage of our programs to improve the quality of care and affordability of high-cost specialty drugs. The more successful we are in helping plan sponsors and patients save on prescription drugs, the better we perform.”

“Our innovation and execution of our business model has translated into significant savings for our plan sponsors as well as strong performance for our stock,” added Paz. ‘We are pleased to be ranked 8th among the Fortune 500 in ten-year total return to stockholders. Our average annual total return for this period was 32% according to the April 30, 2007 issue of Fortune magazine.”

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members through thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
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uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
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investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

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changes in average wholesale price (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

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uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

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uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs
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continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

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competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

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results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
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the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network
•	the use and protection of the intellectual property we use in our business
•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	our ability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.